Exhibit 4.6
Amendment to the Rights Agreement
THIS AMENDMENT TO THE RIGHTS AGREEMENT (this “Amendment”), dated as of May 5, 2009, between Borland Software Corporation, a Delaware corporation (the “Company”) and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”), amends that certain Rights Agreement, dated as of October 26, 2001 (the “Rights Agreement”).
WHEREAS, the Company is entering into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”) by and among the Company, Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”) and Micro Focus (US), Inc., a Delaware corporation (“Parent”);
WHEREAS, the Merger Agreement provides for merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the “Merger”), as a result of which the Company will become a wholly-owned subsidiary of Parent, and (i) each outstanding share of the Company’s Common Stock, $0.01 par value (the “Shares”), excluding Shares beneficially owned by Parent, Merger Sub, PLC or the Company and Dissenting Shares (as such term is defined in the Merger Agreement), will be converted into the right to receive the Merger Consideration (as such term is defined in the Merger Agreement) and (ii) each Cash-Pay Option (as such term is defined in the Merger Agreement) shall be converted into the right to receive the Cash-Pay Option Consideration (as such term is defined in the Merger Agreement);
WHEREAS, the Company desires to amend the Rights Agreement in connection with the execution and delivery of the Merger Agreement;
WHEREAS, the Board of Directors of the Company has (i) determined that it is in the best interests of the Company and its stockholders that the Rights Agreement be amended as set forth below, (ii) approved this Amendment and (iii) authorized its appropriate officers to execute and deliver the same to the Rights Agent;
WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof and the Company desires and directs the Rights Agent to execute this Amendment; and
WHEREAS, the Distribution Date has not yet occurred.

NOW, THEREFORE, in accordance with the procedures for amendment of the Rights Agreement set forth in Section 27 thereof, and in consideration of the foregoing and the mutual agreements herein set forth, the parties hereby agree as follows:
1. Section 7(a) of the Rights Agreement is hereby amended to read in its entirety as follows:
“Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate contained therein duly executed, to the Rights Agent at the office or offices of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of one one-thousandth of a share of Preferred Stock (or, following the occurrence of a Triggering Event, Common Stock, other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the Final Expiration Date, (ii) the time at which all of the Rights are redeemed or exchanged as provided in Section 23 or Section 24 hereof, respectively, (iii) the time at which all of the Rights expire pursuant to Section 13(d) hereof, or (iv) immediately prior to the Effective Time (as defined in that certain Agreement and Plan of Merger dated as of May 5, 2009, as the same may be amended from time to time (the “Merger Agreement”) by and among the Company, Bentley Merger Sub, Inc., a Delaware corporation (“Merger Sub”), Micro Focus International plc, a company organized under the laws of England and Wales (“PLC”) and Micro Focus (US), Inc., a Delaware corporation (“Parent”)) (the earliest of (i), (ii), (iii) or (iv) being referred to as the “Expiration Date”). For purposes of clarity, this Rights Agreement shall terminate and the Rights shall have no effect immediately prior to the Effective Time of the Merger, if the Effective Time occurs prior to the Expiration Date and the Effective Time shall in that circumstance be deemed the Expiration Date for all purposes. The Company shall give the Rights Agent prompt written notice of the Effective Time.
2. Section 26 of the Rights Agreement is hereby amended to update the contact information for the Company, Company counsel and the Rights Agent as follows:
Borland Software Corporation
8310 N. Capital of Texas Hwy.
Bldg. 2, Suite 100
Austin, Texas 78731
Attention: General Counsel
With a copy to:
DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
Attention: Diane Holt Frankle
Facsimile No.: (650) 833-2001
Rights Agent:
Mellon Investor Services LLC
525 Market Street, Suite 3500
San Francisco, CA 94105
Attention: Relationship Manager
with a copy to:
Mellon Investor Services LLC
Newport Office Center VII
480 Washington Boulevard
Jersey City, New Jersey 07310
Attention: General Counsel

3. A new Section 35 shall be added and shall read as follows:
“35. Micro Focus Transactions. Notwithstanding any provision of this Rights Agreement to the contrary, no Distribution Date, Stock Acquisition Date, Section 11(a)(ii) Event, Section 13 Event or Triggering Event shall be deemed to have occurred, neither Parent nor any Affiliate or Associate of PLC, Parent or Merger Sub shall be deemed to have become an Acquiring Person and no holder of Rights shall be entitled to exercise such Rights under or be entitled to any rights pursuant to Sections 7(a), 11(a) or 13(a) of this Rights Agreement solely by reason of (w) the public announcement of the Merger, (x) the acquisition of shares of Common Stock (including any options, warrants, or other securities or rights to acquire shares of Common Stock or rights to acquire shares of Common Stock and upon the conversion of shares of common stock of Merger Sub into shares of Common Stock upon the Merger) pursuant to the Merger, (y) the approval, execution, delivery or effectiveness of the Merger Agreement or (z) the consummation of the transactions contemplated under the Merger Agreement (including, without limitation, the Merger) in accordance with the terms thereof (each of the events described in clauses (w), (x), (y) and (z), an “Exempt Event”). Further, for purposes of this Rights Agreement, none of Parent, PLC, Merger Sub nor any Affiliate or Associate of Parent, PLC and/or Merger Sub shall be deemed the “Beneficial Owner”, or shall be deemed to “beneficially own,” any of the shares of Common Stock solely as a result of any Exempt Event. For the purposes of this Rights Agreement, “Merger” shall be as defined in the Merger Agreement, provided that if, after May 5, 2009, any Affiliate or Associate of Parent or any of its Subsidiaries becomes the Beneficial Owner of any outstanding shares of Common Stock of the Company (other than by reason of or as a result of any Exempt Event), the provisions of this Section 35 (other than this proviso) shall not be applicable to such Affiliate or Associate.”
4. This Amendment shall become effective upon execution of the Merger Agreement by the Company, Parent, Merger Sub and PLC. In the event that the Merger Agreement is terminated by the Company or the Parent in accordance with its terms, the provisions of paragraphs 1, 2 and 3 of this Amendment shall be deemed repealed and deleted without any further action on the part of the Company or the Rights Agent. The Company shall give the Rights Agent prompt written notice of any such termination.
5. Except as expressly amended hereby, the Rights Agreement remains in full force and effect in accordance with its terms. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any other Person has complied with, the Merger Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement.
6. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.
7. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original, and all such counterparts shall together constitute but one and the same instrument.
8. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.
9. Capitalized terms used herein but not defined shall have the meanings given to them in the Rights Agreement or the Merger Agreement, as applicable.
10. The Company hereby certifies to the Rights Agent that this Amendment is in compliance with Section 27 of the Rights Agreement.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to the Rights Agreement to be duly executed as of the day and year first above written.

Borland Software Corporation a Delaware corporation
By:
	Name:	Erik E. Prusch
	Title:	President and Chief Executive Officer

Mellon Investor Services LLC as Rights Agent
By:
	Name:	Asa Drew
	Title:	Assistant Vice President